Exhibit 10.7

May 10, 2005

      I, Joseph Corso have granted Shelron Group Inc. an extension for the SB-2 filing until June 7, 2005. If the company doesn't comply with this duration then the company has to issue 100,000 restricted shares per every 30 days.

Best Regards,


/s/ Joseph Corso
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Joseph Corso